UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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National Technical Systems, Inc.
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Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	William McGinnis, President and CEO
jill@allencaron.com Len Hall (media)	bill.mcginnis@nts.com Donald Tringali, Chairman of the Board
len@allencaron.com	(818) 591-0776
(949) 474-4300

National Technical Systems Sends Letter to Shareholders

Urges Shareholders to Support the Company and
VOTE the WHITE Proxy Card Today

Calabasas, CA (August 22, 2011)  National Technical Systems Inc. (NASDAQ: NTSC) (“NTS” or the “Company”), a leading provider of testing and engineering services, today announced that it is sending a letter to its shareholders from the Company’s Board of Directors and senior management team in connection with the Company’s Annual Meeting of Shareholders scheduled for Tuesday, September 27, 2011. The Board of Directors and senior management team of NTS strongly urge shareholders to re-elect its experienced and highly-qualified directors – John Gibbons, Robert Lin, and Norman Wolfe – by voting the WHITE proxy card by telephone, Internet or mail today.
In the letter, NTS noted, among other things:

•	Both the Company’s Board of Directors and management are fully committed to achieving the goals of increased shareholder value and liquidity in the near term.
•	The current NTS management team has produced a record $144.1 million in revenues in fiscal year 2011, up nearly 75% since the end of fiscal year 2006.
•	The Company is executing on its expansion through acquisition strategy, as demonstrated by the recent Mill Road and Ingenium Testing transactions.
•
The Company has made every effort to negotiate a fair resolution with a dissident group, led by former NTS Chairman Jack Lin, Ph.D., but Dr. Lin has decided instead to pursue his own, self-interested agenda.

•	Jack Lin has used the threat of the proxy contest in an attempt to regain a position of power at the Company and extract personal financial gain at the expense of shareholders.
•	The election of the dissident nominees to the Board would have a disruptive effect on NTS and its management team.

The full text of the Board’s letter to shareholders follows:

National Technical Systems, Inc. Corporate Headquarters
24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776 Fax: 818-591-0899

August 22, 2011

Dear Fellow National Technical Systems, Inc. Stockholders:

PLEASE READ THIS LETTER CAREFULLY. IT PROVIDES IMPORTANT INFORMATION REGARDING THE PROXY CONTEST AND YOUR VOTE.

By now you should have received the National Technical Systems, Inc. proxy statement for our 2011 Annual Meeting scheduled to be held on September 27, 2011, along with a WHITE proxy card.  A group of dissident shareholders (the “Jack Lin Group”) led by former Chairman Jack Lin, Ph.D., is seeking to elect three individuals in opposition to the three directors nominated by the Board of Directors.  The Board of Directors and management of NTS strongly urge you to re-elect John Gibbons, Robert Lin, and Norman Wolfe by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided.  This may be the most important vote you ever make regarding NTS and its future.  We urge all stockholders to protect your investment and vote the WHITE card immediately and disregard any materials you may receive from the Jack Lin Group.

IN SHORT:

THIS PROXY CONTEST IS ABOUT THE COMPANY’S FORMER CHAIRMAN ATTEMPTING TO REGAIN CONTROL AND ENRICH HIMSELF, WHILE IGNORING THE BEST INTERESTS OF ALL OTHER SHAREHOLDERS

The primary force behind this proxy contest is Dr. Jack Lin, former Chairman of the Company. After accepting the benefits of a retirement agreement that he signed in 2005 that paid him over $2.5 million, when the time came for him to move into a different role, Dr. Lin was unable to relinquish his hold on the Chairmanship of the Company and allow the Company to grow and succeed without him in charge. When his demands to remain Chairman and be paid excessive compensation were unanimously rejected by the Board, Dr. Lin joined with two major shareholders, Lou Hernandez and Sid Meltzner, who had expressed their personal desires to liquidate their holdings, and initiated this proxy fight.

The Jack Lin Group does not appear to be interested in maximizing shareholder value. Jack Lin, age 78, is interested in restoring himself to a position of power at the Company. Lou Hernandez and Sid Meltzner are interested in liquidating their holdings as soon as possible, even if it means sacrificing the potential of substantially greater value for shareholders in the near future.

The Board of Directors’ duty is to pursue a strategy that it feels will maximize value for ALL shareholders, and the Board cannot ignore that duty just because some shareholders are pursuing their own personal agendas.  We are continuously evaluating alternatives that could enhance and maximize shareholder value. However, the current economic climate is not conducive to maximizing shareholder value through a sale of the Company. More importantly, under the new executive team that succeeded Dr. Lin, the Company is performing at record levels and is successfully executing on a growth plan, including aggressively pursuing strategic acquisitions, that it feels can deliver substantial returns to shareholders in the near term.

For these reasons, explained in more detail below, BOTH THE BOARD OF DIRECTORS AND MANAGEMENT OF NTS urge you to allow the Company to continue executing on this plan, and allow the Board of Directors to seek liquidity at the best time for all shareholders and in an orderly fashion.  VOTE THE WHITE PROXY CARD.

JACK LIN’S PAST ACTIONS AT THE COMPANY RAISE SERIOUS QUESTIONS AS TO HIS MOTIVES AND JUDGMENT

DO NOT BE MISLED!  JACK LIN ONLY BEGAN TO ADVOCATE A SALE OF THE COMPANY ONCE IT BECAME CLEAR NTS WOULD NOT MEET HIS DEMANDS FOR ADDITIONAL COMPENSATION OR RETAIN HIM AS CHAIRMAN BEYOND HIS AGREED TERM.

A brief background into how the Company’s former Chairman came to be a part of this proxy contest sheds light on his true motivations.  Never once during the last 35 years of his tenure at NTS did Dr. Lin actively pursue a sale of the Company. Additionally, as long as Dr. Lin was in charge, he advocated against unsolicited offers from third parties to acquire NTS.

The events leading up to this proxy fight began in early 2005, when the Company and Dr. Lin began negotiating an agreement to provide for the orderly succession of executive leadership from Dr. Lin to a new CEO, William McGinnis.

Consider the following sequence of events:

•
On April 28, 2005, Dr. Lin and the Company entered into an agreement intended to provide for Dr. Lin’s retirement and resolve all compensation issues relating to Dr. Lin’s severance and eventual separation from the Company.

•	For the five-year period from fiscal year 2006 through fiscal year 2010, Dr. Lin received total compensation and retirement benefits in excess of $2.5 million.

•
The 2005 agreement with Dr. Lin, which was fully negotiated by Dr. Lin and his attorneys before he and the Company executed it, specifically provided that upon the expiration of the five-year term, Dr. Lin would cease to be Chairman and would be entitled to certain benefits, including health benefits and annual compensation equal to an outside director’s fee, for the remainder of his life.

•
In 2009, Dr. Lin began demanding a change in the terms of the agreement beyond the expiration of the five-year term.  The demands varied, but always included a demand for substantially more compensation than was provided for under the agreement and often included a demand to continue as Chairman after the agreement expired. In fact, in an August 2009 memo to certain members of management and the Board, Dr. Lin gave the Company an ultimatum: either the Board agrees to his terms or he would “cash out.”

•
In November 2009, Dr. Lin’s demands included a lifetime contract paying him annual compensation as follows: (a) cash fees equal to the sum of (i) an outside director’s fee; plus (ii) $120,000 per year consulting fee; plus (iii) $64,000 annual bonus (net of dividends received); (b) car allowance, office and secretary; (c) title of “Vice Chairman,” (d) health benefits; (e) golf membership and payment of club dues; and (f) reimbursement of legal fees incurred in negotiating this new agreement.

•	In December 2009, the Board met to consider Dr. Lin’s requests, and after discussion the Board voted to deny such requests.

•
At a meeting of the Board in March 2010, Dr. Lin once again requested that the Board extend his term as Chairman beyond May 1, 2010, the date on which his Chairmanship was to cease pursuant to the terms of his 2005 agreement with NTS.  The Board instead elected Donald J. Tringali to the position of Chairman effective May 1, 2010. All directors, other than Dr. Lin (who abstained), voted in favor of appointing Mr. Tringali as Chairman.

•
On May 1, 2010, Dr. Lin ceased being Chairman, as his contract required, and his compensation was reduced in accordance with the agreement. Separately, at the discretion of the CEO, Dr. Lin was engaged on an at-will basis as a consultant to provide additional services to the Company, for which he was compensated at a rate of $100,000 per year. This continued until these services were terminated effective September 29, 2010 because of conflicts between the CEO and Dr. Lin and complaints by the executive management team regarding Dr. Lin’s continual involvement and disruptive behavior at the Company’s operating units.

Only after the Board rejected his attempts to extend his contract and extract more compensation from NTS did Dr. Lin start advocating a sale of the Company and join with the other members of the Jack Lin Group in soliciting offers for the Company.

THE COMPANY HAS MADE EVERY EFFORT TO NEGOTIATE A FAIR RESOLUTION WITH THE JACK LIN GROUP

INSTEAD, JACK LIN HAS DECIDED TO PURSUE HIS OWN, SELF-INTERESTED AGENDA

The Board is not opposed, in principle, to enhancing shareholder representation on the NTS Board provided that such representation is not disproportionate to the level of such shareholder’s investment in NTS and we have appropriate assurances that any such representative or representatives are fully committed to representing the interests of all shareholders.

In an effort to put an end to this proxy fight, and the substantial costs that the Company is incurring, the Board of Directors proposed a settlement agreement that would have allowed two of three Jack Lin Group nominees to join the Board. We also proposed limiting the size of the Board. We feel this offer was exceedingly fair. Rather than engage in good faith negotiations in an attempt to conclude a settlement, the Jack Lin Group summarily rejected our proposal, and decided to proceed with this costly and disruptive proxy contest.  It is clear that this proxy contest is about the Jack Lin Group attempting to position itself to take control of your Company without paying a premium, and to put Jack Lin back in a position to run the Company.  Why else would Dr. Lin refuse to negotiate a resolution involving two Board seats and customary standstill provisions?

What has also become clear is that this contest is not about what is best for the Company’s shareholders, but is instead about what is best for Jack Lin.   Jack Lin, along with co-founder Aaron Cohen and others, contributed significantly to building NTS into a wonderful company over the past 50 years.  While there is tremendous respect for what Dr. Lin has contributed, the Board must be resolute in fulfilling its duties to protect the interests of all shareholders. On countless occasions prior to the launching of this proxy contest, the Company proposed very reasonable arrangements with Dr. Lin that would allow him to remain associated with NTS and to contribute as a director, Chairman Emeritus, and an advisor. Dr. Lin’s demands were always, in the view of the Board, excessive, unreasonable, and unfair to the other shareholders of the Company. After Dr. Lin joined with others to launch this proxy contest, the Company made very reasonable offers to the Jack Lin Group, which were summarily rejected.

While the Jack Lin Group provides a chronology of the settlement negotiations in their proxy statement, they are not telling you the whole story.  At the same time that our advisors were attempting to negotiate a resolution to this contest with counsel to the Jack Lin Group in July, Jack Lin was negotiating behind-the-scenes for his own “settlement package” that would bring an end to the proxy fight -- a package that would benefit Jack Lin, and only Jack Lin, and do nothing to serve the best interests of the Company’s shareholders.

Consider the following, which are just the recent events in a long history of attempts by Dr. Lin to regain a position of power at the Company and/or extract personal financial gain:

•
Over a series of meetings during the first three weeks in July, Jack Lin met with  three Board members and demanded that any settlement of the proxy contest would have to include, among other things, (i) a reinstatement of certain areas of responsibility at the Company for Dr. Lin, (ii) a five-year contract between the Company and Dr. Lin involving more than $1 million in total compensation with additional payments to Dr. Lin after the five years is up and certain additional payments retroactive to May 1, 2010, (iii) a car allowance, (iv) a bonus to which Dr. Lin claims he is entitled under his contract relating to the first quarter of fiscal year 2011, and (v) Dr. Lin and dissident nominee Harry Derbyshire joining the Board.

•
On July 24, 2011, dissident nominee Harry Derbyshire met with our Chairman Donald Tringali and proposed a slightly different resolution, one where Dr. Lin would have no continuing direct involvement with the Company except on an “as-needed” basis.  Under this scenario, Mr. Derbyshire proposed that Dr. Lin be awarded a five-year contract paying approximately $300,000 per year with additional payments continuing after the five years have expired.  The next day Mr. Derbyshire called Mr. Tringali back to further propose that such settlement also include the Company buying back Jack Lin’s shares at a price of $7.50 per share.  The Company has been subject to similar demands by Jack Lin in the past and will not stand for any overtures of “greenmail.”

Are these the actions of a director-fiduciary to whom you want to entrust your investment?

This is not the first time that Jack Lin has proposed that the Company buy his shares of NTS.  His Schedule 13D filed with the SEC on August 12, 2011 discloses the following:

“In the past, Dr. Lin has proposed that the Company conduct a sales process and has proposed that the Company purchase his shares of Common Stock.” (emphasis added)

This also appears to be entirely consistent with the Jack Lin Group’s hiring of M&A Capital, LLC in September 2010 “as its exclusive financial advisor in connection with any potential direct or indirect sale, exchange or other disposition of all or a portion of the Shareholder Group’s shares of Common Stock.”

How does it benefit you when a member of the Jack Lin Group proposes that the Company buy his shares at a premium to market?  Does the Jack Lin Group have your best interests in mind?  It seems they clearly do not.  In our view the Jack Lin Group is solely concerned about its own interests and has no interest in providing value to other shareholders.

MANAGEMENT’S STRATEGIC PLAN HAS BEEN CAREFULLY DEVELOPED AND EXECUTED AND HAS LED TO RECORD PERFORMANCE OVER THE PAST 5 YEARS

Enhancing shareholder value is a top priority for your Board and management team and a responsibility that they take very seriously.  With that in mind, the current NTS management team led by CEO William McGinnis has pursued a strategic plan aimed at (i) diversifying and expanding testing and engineering services, (ii) aggressively pursuing strategic acquisitions, and (iii) improving financial performance.  It is worth noting that, prior to his demands for additional compensation and to continue as Chairman being rejected by the Board, Dr. Lin was fully supportive of this plan and felt it was the best way to enhance shareholder value.

Despite the economic challenges over the past three years, the NTS management team has produced a record $144.1 million in revenues in fiscal year 2011, up nearly 75% since the end of fiscal year 2006.  Furthermore, virtually every other material financial performance metric has improved over this same period, including Net Income, Earnings per Share and EBITDA. Total Assets and Shareholder Equity are also at all-time highs.

This historical performance is not by chance. The management team that succeeded Dr. Lin is the best in its industry. It is comprised of bright, experienced hard-working professionals who know their business better than anyone. The Board recently restructured senior management’s compensation package so that the bulk of their compensation is tied directly to increases in shareholder value and liquidity. They are in their 40’s and early 50’s and are interested in building the Company and recognizing this value through a liquidity event. For the first time in the last 25+ years, NTS is led by a management team whose interests are fully aligned with those of the shareholders.

THE COMPANY IS SUCCESSFULLY EXECUTING ON ITS ACQUISITION STRATEGY TO

ENHANCE VALUE

A key element of the NTS growth strategy is expansion through acquisition. The Board of Directors and management feel that the best use of cash at this time is in strategic acquisitions and other investments that can provide immediate and near immediate increases in cash flow, EBITDA and earnings, and place the Company in a more desirable position for a merger with, or acquisition by, a strategic or financial buyer. Two recent transactions are perfect examples of the execution of that strategy:

•
First, the Company closed a $14 million financing with Mill Road Capital, a respected private investment firm and a longtime shareholder of NTS. This represents a significant capital infusion that provides NTS the financial ability to act quickly on acquisition opportunities when they arise. It also strengthens the Company’s negotiating power and enhances its position as the preeminent supplier of testing and engineering services.

•
Second, shortly after closing the Mill Road financing the Company put those funds to work with the acquisition of Ingenium Testing, a product compliance and engineering services provider based in the Chicago area. This acquisition fulfilled all the requirements the Company is seeking in a strategic acquisition: it provided a world-class facility with the latest state of the art technologies and assets; it is located in a key region—Chicago and the Midwest—which expands NTS’ geographic footprint into the second largest testing market in the United States; and it provides a tremendous platform for expansion. Ingenium also has an important client base that includes some of the most important names in the aerospace, heavy industry and automotive industries, all among NTS’ core competencies.

THE COMPANY IS ACTIVELY EXPLORING WAYS TO INCREASE LIQUIDITY

NTS’ focus is not only on growth and improving performance, but also on translating the Company’s gains into increased value and liquidity for its shareholders.  The Company has engaged investment banks to evaluate potential liquidity alternatives and review unsolicited offers from third parties to acquire the Company.  In each case, the Board has fully evaluated these alternatives with the assistance of counsel and its financial advisors and found all offers for the Company to be below the true value of the Company as a going concern.

Both the Company’s Board of Directors and management are fully committed to achieving the goals of increased shareholder value and liquidity in the near term.  While the Company is executing on its acquisition and growth strategy, it engages in discussions with potential investors, as well as investment banks, about various options available to the Company.  Unfortunately, the distractions and uncertainty caused by this ongoing proxy contest have made it difficult, if not impossible, to achieve our goals at this time.

The Board is committed to exploring strategic alternatives to maximize shareholder value and regularly reviews a variety of strategic alternatives.  However, the Company does not believe that conducting a sale process in the current economic environment, when the Company has before it tremendous opportunities to increase value and is in the midst of executing on these opportunities, would result in a transaction that maximizes the value for its shareholders.

CONCLUSION:

SUPPORT THE VALUE OF YOUR INVESTMENT BY RE-ELECTING YOUR HIGHLY QUALIFIED INCUMBENT DIRECTORS USING THE ENCLOSED WHITE PROXY CARD

We believe the Jack Lin Group, for totally personal and selfish reasons, is putting the Company’s success — and therefore the value of your stock — at risk by initiating this proxy contest. For the reasons described throughout this letter, we believe the Jack Lin Group has no commitment to maximize value for other NTS shareholders, and is interested only in pursuing their own personal agendas.

The NTS Board and management team are united in recommending that you vote “FOR” the slate of qualified NTS director nominees named on the enclosed WHITE proxy card. Remember, only your latest-dated proxy counts. If you have inadvertently submitted a yellow proxy, you have every right to change your vote. Simply use the enclosed WHITE proxy card to vote TODAY — by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

You may have received a yellow proxy card from the Jack Lin Group. We strongly urge you to simply discard it.  We thank you for your continued support.

Very truly yours,

The Board of Directors and Senior Management of NTS

To elect the National Technical Systems’ nominees, we urge all stockholders to sign and return the
WHITE Proxy whether or not you have already returned a yellow proxy sent to you by the
Jack Lin Group.

The Board of Directors and management of NTS urges all stockholders NOT to sign or return any yellow proxy sent to you by the Jack Lin Group.

Instead, we recommend that you use the WHITE Proxy and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or Internet.

If you have already returned the yellow proxy, you can effectively revoke it by voting the
WHITE Proxy. Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the WHITE Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-279-2311 Or Email: info@okapipartners.com

About National Technical Systems

National Technical Systems, Inc. is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit the Company's website at www.nts.com or call 800-270-2516.

Forward-Looking Statements

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the Company's services and products and other risks identified in the Company's SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	William McGinnis, President and CEO
jill@allencaron.com Len Hall (media)	bill.mcginnis@nts.com Donald Tringali, Chairman of the Board
len@allencaron.com	(818) 591-0776
(949) 474-4300